Exhibit (a)(1)(F)

Offer to Purchase for Cash by

United Development Funding IV
of
up to 1,707,317 Common Shares of Beneficial Interest
at a Purchase Price of $20.50 Per Common Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:01 A.M., NEW YORK CITY TIME, ON JULY 2, 2014, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

June 4, 2014

To Our Clients:

United Development Funding IV, a Maryland real estate investment trust (the “Trust”), has listed its common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), on the Nasdaq Global Select Market (“NASDAQ”), commencing on June 4, 2014, under the symbol “UDF”. The listing provides the Trust’s shareholders a security that can be sold on a daily basis at a price determined by the market.

For those shareholders who might wish to sell their securities other than on the NASDAQ, enclosed for your consideration are the Offer to Purchase, dated June 4, 2014 (the “Offer to Purchase”), and the Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”), by the Trust, to purchase for cash up to 1,707,317 Common Shares at a purchase price of $20.50 per Common Share (the “Purchase Price”), net to the tendering shareholders in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in the Offer.

All Common Shares purchased pursuant to the Offer will be purchased at the same Purchase Price. However, because of the “odd lot” priority and proration provisions described in the Offer to Purchase, all of the Common Shares properly tendered and not properly withdrawn may not be purchased if more than 1,707,317 Common Shares are properly tendered and not properly withdrawn. Only Common Shares properly tendered and not properly withdrawn will be eligible to be purchased. Common Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Date. See Sections 1, 3 and 4 of the Offer to Purchase.

Upon the terms and subject to the condition of the Offer, if more than 1,707,317 Common Shares are properly tendered and not properly withdrawn prior to the Expiration Date, the Trust will purchase Common Shares: (1) first, from all holders of “odd lots” of less than 100 Common Shares who properly tender all of their Common Shares and do not properly withdraw them prior to the Expiration Date and (2) second, from all other shareholders who properly tender Common Shares, on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional Common Shares, until the Trust has purchased Common Shares resulting in an aggregate purchase price of $35 million. See Sections 1, 3 and 4 of the Offer to Purchase.

Because of the “odd lot” priority and proration provisions described above, the Trust may not purchase all of the Common Shares that you tender. See Section 1 of the Offer to Purchase.

We are the holder of record (directly or indirectly) of Common Shares held for your account. As such, we are the only ones who can tender your Common Shares, and then only pursuant to your instructions. We are sending you the Letter of Transmittal for your information only. You cannot use it to tender Common Shares we hold for your account.

Please instruct us, by completing the attached Instruction Form, as to whether you wish us to tender all or any portion of the Common Shares we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

1.	You may tender your Common Shares at the Purchase Price of $20.50 per Common Share, net to you in cash, less any applicable withholding tax and without interest.

2.	You should consult with your broker or other financial or tax advisor on the possibility of designating the priority in which your Common Shares will be purchased in the event of proration.

3.	The Offer is not conditioned upon obtaining financing or any minimum number of Common Shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 6 of the Offer to Purchase.

4.	The Offer, proration period and withdrawal rights will expire at 12:01 a.m., New York City time, on July 2, 2014, unless the Offer is extended or withdrawn.

5.	Tendering shareholders whose Common Shares are registered in their own names and who tender directly to the Depositary (as such term is defined in the Offer to Purchase) will not be obligated to pay brokerage fees or commissions or, except as set forth in Section 5 of the Offer to Purchase, stock transfer taxes on the purchase of Common Shares by the Trust pursuant to the Offer. You should consult with us as to whether any other charges will apply as a result of your instruction to us to tender your Common Shares on your behalf.

6.	If you are an Odd Lot Holder (as such term is defined in the Offer to Purchase) and you instruct us to tender on your behalf all of the Common Shares that you own at or below the Purchase Price prior to the Expiration Date and check the box captioned “odd lot” on the attached Instruction Form, the Trust, on the terms and subject to the conditions of the Offer, will accept all such Common Shares for payment before any proration of the purchase of other tendered Common Shares.

7.	Any tendering shareholder or other payee who fails to complete, sign and return to the Depositary the Form W-9 included with the Letter of Transmittal (or, if applicable, a Form W-8) may be subject to U.S. federal backup withholding tax on the gross proceeds paid to the tendering shareholder or other payee pursuant to the Offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding tax. See Section 3 of the Offer to Purchase.

8.	The Offer is for up to 1,707,317 Common Shares. If the Offer is fully subscribed, we will purchase 1,707,317 Common Shares, which would represent approximately 5.28% of the issued and outstanding Common Shares as of immediately after the listing of the Common Shares on the NASDAQ on June 4, 2014.

If you wish to have us tender all or any portion of your Common Shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

The Offer is not being made to, and tenders will not be accepted from or on behalf of, shareholders in any jurisdiction in which the making or acceptance of offers to sell Common Shares would not be in compliance with the laws of that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on the Trust’s behalf by the Dealer Manager (as described in Section 16 of the Offer to Purchase) or by one or more registered brokers or dealers licensed wider the laws of that jurisdiction.

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ALTHOUGH THE TRUST’S BOARD OF TRUSTEES HAS AUTHORIZED THE OFFER, NONE OF THE TRUST, ANY MEMBER OF THE TRUST’S BOARD OF TRUSTEES, THE DEALER MANAGER (AS DEFINED IN THE OFFER TO PURCHASE), THE PAYING AGENT (AS DEFINED IN THE OFFER TO PURCHASE), THE INFORMATION AGENT (AS DEFINED IN THE OFFER TO PURCHASE), THE DEPOSITARY (AS DEFINED IN THE OFFER TO PURCHASE) OR ANY OF THEIR RESPECTIVE AFFILIATES HAS MADE, OR IS MAKING, ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR COMMON SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR COMMON SHARES AND, IF SO, HOW MANY COMMON SHARES TO TENDER. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. YOU ARE URGED TO DISCUSS YOUR DECISION WITH YOUR OWN TAX ADVISOR, FINANCIAL ADVISOR AND/OR BROKER.

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INSTRUCTION FORM WITH RESPECT TO
Offer to Purchase for Cash by
United Development Funding IV
of
up to 1,707,317 Common Shares of Beneficial Interest
at a Purchase Price of $20.50 Per Common Share

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated June 4, 2014 (the “Offer to Purchase”), and the Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”), by United Development Funding IV, a Maryland real estate investment trust (the “Trust”), to purchase for cash up to 1,707,317 common shares of beneficial interest, par value $0.01 per share (the “Common Shares”), at a price of $20.50 per Common Share (the “Purchase Price”), net to the tendering shareholders in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in the Offer to Purchase and the related Letter of Transmittal.

The undersigned hereby instruct(s) you to tender to the Trust the number of Common Shares indicated below or, if no number is indicated, all Common Shares you hold for the account of the undersigned, on the terms and subject to the conditions of the Offer.

In participating in the Offer, the undersigned acknowledges that: (1) the Offer is established voluntarily by the Trust, it is discretionary in nature and it may be extended, modified, suspended or terminated by the Trust as provided in the Offer to Purchase; (2) the undersigned is voluntarily participating in the Offer; (3) the future value of the Common Shares is unknown and cannot be predicted with certainty; (4) the undersigned has received the Offer to Purchase and the related Letter of Transmittal; (5) regardless of any action that the Trust takes with respect to any or all taxes related to the Offer and the disposition of Common Shares, the undersigned acknowledges that the undersigned is responsible for all of the undersigned’s tax liability, and any transfer taxes, arising from the undersigned’s participation in the Offer (and the undersigned hereby authorizes the Trust to withhold all such taxes to the extent required by applicable law from the Purchase Price payable to the undersigned); and (6) the undersigned has been advised to consult with his or her own tax advisor concerning the tax consequences of the Offer. The undersigned consents to the collection, use and transfer, in electronic or other form, of the undersigned’s personal data as described in this document by and among, as applicable, the Trust, its subsidiaries, and third party administrators for the exclusive purpose of implementing, administering and managing his or her participation in the Offer.

Number of Common Shares to be tendered by you for the account of the undersigned: __________________

Unless otherwise indicated, it will be assumed that all Common Shares held by us for your account are to be tendered.

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ODD LOTS
(See Section 1 of the Offer to Purchase and Section 6 of the Letter of Transmittal)

Under certain conditions, shareholders holding a total of fewer than 100 Common Shares may have their Common Shares accepted for payment before any proration of other tendered Common Shares. This preference is not available to partial tenders or to beneficial or record holders of an aggregate of 100 or more Common Shares, even if these holders have separate accounts representing fewer than 100 Common Shares. Accordingly, this section is to be completed only if Common Shares are being tendered by or on behalf of a person owning, beneficially or of record, an aggregate of fewer than 100 Common Shares. The undersigned either (check one box):

☐	is the beneficial or record owner of an aggregate of fewer than 100 Common Shares, all of which are being tendered; or

☐	is a broker, dealer, commercial bank, trust company or other nominee that (a) is tendering for the beneficial owner(s), Common Shares with respect to which it is the record holder, and (b) believes, based upon representations made to it by the beneficial owner(s), that each such person is the beneficial owner of an aggregate of fewer than 100 Common Shares and is tendering all of such Common Shares.

The method of delivery of this document is at the election and risk of the tendering shareholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Signature(s):

Name(s):
(Please Type or Print)

Taxpayer Identification or Social Security Number: _______________

Address(es):

Zip Code:

Daytime Area Code and Telephone Number: _____________________

Dated: _____________________, 2014

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